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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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MARINE PRODUCTS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MARINE PRODUCTS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

2170 Piedmont Road, NE, Atlanta, Georgia 30324

TO THE HOLDERS OF THE COMMON STOCK:

        PLEASE TAKE NOTICE that the 2002 Annual Meeting of Stockholders of Marine Products Corporation, a Delaware corporation ("Marine Products" or "the Company"), will be held at the Company's offices located at 2170 Piedmont Road, NE, Atlanta, Georgia, on Tuesday, April 23, 2002, at 9:00 A.M., or any adjournment thereof, for the following purposes:

  (1)
  To elect three Class I directors to the Board of Directors;

  (2)
  To consider a proposal to approve the Performance-Based Compensation Agreement; and

  (3)
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Proxy Statement dated March 18, 2002 is attached.

        The Board of Directors has fixed the close of business on February 26, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

        Stockholders who do not expect to be present at the meeting are urged to complete, date, sign and return the enclosed proxy. No postage is required if the enclosed envelope is mailed in the United States.

                        BY ORDER OF THE BOARD OF DIRECTORS

                        Linda H. Graham, Secretary

Atlanta, Georgia
March 18, 2002

PROXY STATEMENT

        This Proxy Statement and a form of proxy were first mailed to stockholders on or about March 22, 2002. The following information concerning the enclosed proxy and the matters to be acted upon at the Annual Meeting of Stockholders to be held on April 23, 2002, is submitted by the Company to the stockholders for their information.

SOLICITATION OF AND POWER TO REVOKE PROXY

        A form of proxy is enclosed. Each proxy submitted will be voted as directed, but if not otherwise specified, proxies solicited by the Board of Directors of the Company will be voted in favor of the candidates for election to the Board of Directors and in favor of the performance-based compensation agreement.

        A stockholder executing and delivering a proxy has power to revoke the same and the authority thereby given at any time prior to the exercise of such authority if he so elects, by contacting either proxyholder.

CAPITAL STOCK

        The outstanding capital stock of the Company on February 26, 2002 consisted of 17,284,500 shares of Common Stock, par value $0.10 per share. Holders of Common Stock are entitled to one vote (non-cumulative) for each share of such stock registered in their respective names at the close of business on February 26, 2002, the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

        A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In accordance with General Corporation Law of the state of Delaware, the election of the nominees named herein as Directors will require the affirmative vote of a plurality of the votes cast by the shares of Company Common Stock entitled to vote in the election provided that a quorum is present at the Annual Meeting. In the case of a plurality vote requirement (as in the election of directors), where no particular percentage vote is required, the outcome is solely a matter of comparing the number of votes cast for each nominee, and hence only votes for director nominees (and not abstentions or broker non-votes) are relevant to the outcome.

        The executives named in the Summary Compensation Table, all of the directors of the Company and the name and address of each stockholder who owned beneficially five percent (5%) or more of the shares of Common Stock of the Company on February 26, 2002, together with the number of shares so owned and the percentage of outstanding shares that ownership represents, and information as to Common Stock ownership of the executive officers and directors of the Company as a group (according to information received by the Company), is set out below:

Name and Address of Beneficial Owner	Amount Beneficially Owned (1)		Percent of Outstanding Shares
FMR Corporation 82 Devonshire Street Boston, Massachusetts	1,695,840	(2)	10.0
R. Randall Rollins Chairman of the Board 2170 Piedmont Road, NE Atlanta, Georgia	9,236,331	(3)	52.5
Gary W. Rollins Director 2170 Piedmont Road, NE Atlanta, Georgia	9,350,371	(4)	53.1

Henry B. Tippie Chairman of the Board and Chief Executive Officer, Tippie Services, Inc. 2170 Piedmont Road, NE Atlanta, Georgia	994,968	(5)	5.7
Richard A. Hubbell President and Chief Executive Officer 2170 Piedmont Road, NE Atlanta, Georgia	415,507	(6)	2.4
James A. Lane, Jr. Executive Vice President and President, Chaparral Boats, Inc. 2170 Piedmont Road, NE Atlanta, Georgia	80,478	(7)	**
Wilton Looney Honorary Chairman of the Board, Genuine Parts Company 2170 Piedmont Road, NE Atlanta, Georgia	720		**
James B. Williams Chairman of the Executive Committee, SunTrust Banks, Inc. 2170 Piedmont Road, NE Atlanta, Georgia	24,000		**
Linda H. Graham Vice President and Secretary 2170 Piedmont Road, NE Atlanta, Georgia	75,872	(8)	**
All Directors and Executive Officers as a group (8 persons)	10,818,759	(9)	61.5

**
Less than one percent

(1)
Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.

(2)
Based on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2002.

(3)
Includes 308,821 shares of the Company held as Trustee, Guardian, or Custodian for his children or as Custodian for the children of his brother, Gary W. Rollins. Also includes 831,336 shares of the Company in four trusts of which he is a Co-Trustee and as to which he shares voting and investment power. Also includes 7,496,296 shares owned by LOR, Inc. Mr. Rollins is an officer, director and stockholder of LOR, Inc. Also includes 207,360 shares owned by Rollins Holding Company, Inc. Mr. Rollins is an officer, director and stockholder of Rollins Holding Company, Inc. Also includes 46,489 shares held by Rollins Investment Fund, a Georgia general partnership, of which Mr. Rollins is a general partner. Also includes 44,058 shares held by RWR Investment Partnership, a Georgia limited partnership, of which Mr. Rollins is a general partner. Does not include 13,999 shares of the Company held by his wife, in which Mr. Rollins disclaims any beneficial interest.

(4)
Includes 241,740 shares of the Company held as Trustee or Custodian for his children or as Custodian for the children of his brother, R. Randall Rollins. Also includes 815,208 shares of the Company in four trusts of which he is Co-Trustee and as to which he shares voting and investment power. Also includes 7,496,296 shares owned by LOR, Inc. Mr. Rollins is an officer, director and stockholder of LOR, Inc. Also includes 207,360 shares owned by Rollins Holding Company, Inc. Mr. Rollins is an officer, director and stockholder of Rollins Holding Company, Inc. Also includes 184,598 shares held by Rollins Investment Fund, a Georgia general partnership, of which Mr. Rollins is a general partner. Does not include 60,002 shares of the Company held by his wife, in which Mr. Rollins disclaims any beneficial interest.

(5)
Includes 844,968 shares of common stock in trusts of which he is a Trustee or Co-Trustee and as to which he shares voting and investment power.

(6)
Includes 280,710 shares subject to options that are currently exercisable or that become exercisable within 60 days of the date hereof, and 81,617 shares of restricted stock awards.

(7)
Includes 24,000 shares of restricted stock awards.

(8)
Includes 31,707 shares subject to options that are currently exercisable or that become exercisable within 60 days of the date hereof, and 14,807 shares of restricted stock awards.

(9)
Shares held in trusts as to which more than one officer and/or director are Co-Trustees have been included only once. Includes an aggregate of 432,841 shares which may be purchased by three executive officers upon exercise of options that are currently exercisable or that become exercisable within 60 days of the date hereof, or restricted stock grants awarded to or earned by them pursuant to the Company's 2001 Employee Stock Incentive Plan.

ELECTION OF DIRECTORS

        At the Annual Meeting, Messrs. R. Randall Rollins, Henry B. Tippie and James B. Williams will be nominated to serve as Class I directors. The directors in each class serve for a three year term. The director nominees will serve in their respective class until their successors are elected and qualified. Five other individuals serve as directors but are not standing for re-election because their terms as directors extend past this Annual Meeting pursuant to provisions of the Company's Bylaws which provide for the election of directors for staggered terms, with each director serving a three-year term. Unless authority is withheld, the proxy holders will vote for the election of each nominee named below as directors. Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as a director at the time of the election, unless authority is withheld, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill such vacancy.

        The name and age of each of the three director nominees, his or her principal occupation, together with the number of shares of Common Stock beneficially owned, directly or indirectly, by him or her and the percentage of outstanding shares that ownership represents, all as of the close of business on February 26, 2002, (according to information received by the Company) are set out below. Similar information is also provided for those directors whose terms expire in future years. Each director was originally elected as a director shortly after incorporation of the Company in February, 2001.

Names of Nominees	Principal Occupation (1)	Age	Common Stock (2)		Percentage of Outstanding Shares
Class I (New Term Expires 2005)
R. Randall Rollins(3)	Chairman of the Board; Chairman of the Board and Chief Executive Officer of RPC, Inc.; Chairman of the Board of Rollins, Inc. (consumer services) (since October 1991); Vice Chairman of the Board of Rollins, Inc. (prior to October 1991).	70	9,236,331	(4)	52.5
Henry B. Tippie	Chairman of the Board and Chief Executive Officer of Tippie Services, Inc. (management services).	75	994,968	(5)	5.7
James B. Williams	Chairman of the Executive Committee, SunTrust Banks, Inc. (bank holding company) since 1998; and Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc. from 1995 to 1998	68	24,000		*
Names of Directors Whose Terms Have Not Expired
Class II (Term Expires 2003)
Richard A. Hubbell	President and Chief Executive Officer of the Company; President and Chief Operating Officer of RPC, Inc.	57	415,507	(6)	2.4
Linda H. Graham	Vice President and Secretary of the Company; Vice President and Secretary of RPC, Inc.	65	75,872	(7)	*
Class III (Term Expires 2004)
Wilton Looney	Honorary Chairman of the Board of Genuine Parts Company (automotive parts distributor).	82	720		*
Gary W. Rollins(3)	President and Chief Executive Officer of Rollins, Inc. (consumer services).	57	9,350,371	(8)	53.1
James A. Lane, Jr.	Executive Vice President of the Company and President, Chaparral Boats, Inc.	59	80,478	(9)	*
*
Less than one percent

(1)
Unless otherwise noted, each of the directors has held the positions of responsibility set out in this column (but not necessarily his or her present title) for more than five years. In addition to the directorships listed in this column, the following individuals also serve on the boards of directors of the following companies: Henry B. Tippie: Dover Downs Entertainment, Inc. and SafetyKleen; James B. Williams: SunTrust Banks, Inc., The Coca-Cola Company and Genuine Parts Company; R. Randall Rollins: SunTrust Banks, Inc., SunTrust Banks of Georgia and Dover Downs Entertainment, Inc. All of the directors shown in the above table, with the exception of Messrs. Hubbell and Lane, and Ms. Graham are also directors of Rollins, Inc. All of the directors listed above are also directors of RPC, Inc.

(2)
Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.

(3)
R. Randall Rollins and Gary W. Rollins are brothers.

(4)
See information contained in footnote (3) to the table appearing in Capital Stock section

(5)
See information contained in footnote (5) to the table appearing in Capital Stock section.

(6)
See information contained in footnote (6) to the table appearing in Capital Stock section.

(7)
See information contained in footnote (8) to the table appearing in Capital Stock section.

(8)
See information contained in footnote (4) to the table appearing in Capital Stock section.

(9)
See information contained in footnote (7) to the table appearing in Capital Stock section.

BOARD OF DIRECTORS COMPENSATION, COMMITTEES AND MEETINGS

        During 2001, non-employee Directors received from the Company $1,000 for each meeting of the Board of Directors or committee they attended, plus $10,000 per year.

        The Audit Committee of the Board of Directors of the Company consists of Henry B. Tippie, Chairman, Wilton Looney and James B. Williams. The Audit Committee held five meetings during the fiscal year ended December 31, 2001. Its functions are described under the caption, "Report of the Audit Committee." The Compensation Committee of the Board of Directors of the Company consists of Henry B. Tippie, Chairman, Wilton Looney, and James B. Williams. It held one meeting during the fiscal year ended December 31, 2001. The function of the Compensation Committee is to review the compensation of R. Randall Rollins, Chairman, and to recommend to the Board any changes to insure continued effectiveness. The Compensation Committee also administers the Marine Products 2001 Employee Stock Incentive Plan. The Executive Committee of the Board of Directors consists of R. Randall Rollins, Gary W. Rollins, and Richard A. Hubbell. The Executive Committee had one meeting related to executive compensation during the fiscal year ended December 31, 2001. The function of the Executive Committee is to review of compensation of Richard A. Hubbell, President and Chief Executive Officer, to administer the compensation of James A. Lane, Jr. in accordance with the Performance-Based Compensation Agreement, and to take all permitted actions of the Board in its stead. The Board of Directors met three times during the fiscal year ended December 31, 2001. The Company does not have a nominating committee of the Board of Directors. No director attended fewer than 75 percent of the Board meetings and meetings of committees on which he or she served during 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the directors named above who serve on the Company's Compensation Committee are or have ever been employees of the Company. R. Randall Rollins, Gary W. Rollins and Richard A. Hubbell serve on the Company's Executive Committee. R. Randall Rollins and Richard A. Hubbell are employees of the Company. R. Randall Rollins and Gary W. Rollins also serve on the Executive Committee of Rollins, Inc and RPC, Inc. These committees make certain decisions with respect to the compensation of the executive officers of those companies. Except as otherwise noted, no executive officer of the Company serves on a Compensation Committee of another company. R. Randall Rollins, an executive of the Company, serves on the Board of Directors of both SunTrust Banks, Inc. and SunTrust Banks of Georgia, a subsidiary of SunTrust Banks, Inc. Mr. Williams is the Chairman of the Executive Committee, SunTrust Banks, Inc. Mr. Rollins is not on the Compensation Committee of SunTrust Banks, Inc., or SunTrust Banks of Georgia. Marine Products maintains a significant banking relationship with SunTrust Bank of Georgia. All banking services provided to the Company by SunTrust Banks of Georgia are priced at market-competitive rates.

EXECUTIVE COMPENSATION

        Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the calendar years ended December 31, 2001 and 2000 of those persons who were at December 31, 2001 (i) the Chief Executive Officer and (ii) the most highly compensated executive officers of the Company whose total annual compensation exceeded $100,000 (the "Named Executives"). No information is required for the year ended December 31, 1999.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation Awards
		Annual Compensation
					Restricted Stock Awards ($)(1)	Securities Underlying Options (#)(1)
Name and Principal Position							All Other Compensation(2)
	Year	Salary	Bonus
R. Randall Rollins Chairman of the Board	2001	$125,000	$0		0	0	$0
Richard A. Hubbell President and Chief Executive Officer	2001	158,333	0		0	30,000	0
James A. Lane, Jr. Executive Vice President, and President, Chaparral Boats, Inc.	2001 2000	67,841 67,841	2,048,715 3,259,448	(3)	0 0	0 0	2,040 2,040
(1)
The total number of shares held and their values on December 31, 2001 were as follows: Mr. Hubbell, 81,617 shares valued at $363,000 and Mr. Lane, 24,000 shares valued at $107,000. The December 31, 2001 values are based on the closing market stock price of $4.45 and do not take into account any diminution of value attributable to vesting provisions on these shares. Time-Lapse Restricted Stock vests ten years from the date of grant. This stock is forfeited if the employment of the Named Executive terminates prior to vesting for reasons other than death, retirement or permanent disability. During these ten years, grantees receive all dividends declared and retain voting rights for the granted shares. Performance Restricted Stock is granted, but not earned and issued, until certain five year tiered performance criteria are met. The performance criteria are predetermined market prices of the Company's stock. On the date the stock appreciates to each level (determination date), 20 percent of performance shares are earned. Once earned, the stock vests five years from the determination date. After the determination date, the grantee will receive all dividends declared and also voting rights to the shares. During 2001, 10,560 shares of restricted stock vested and were released to Mr. Hubbell and are not included in the year end holdings stated above.

(2)
Effective February 28, 2001, the Company adopted the RPC, Inc. 401(k) Plan ("401(k) Plan"), a qualified retirement plan designed to meet the requirements of Section 401(k) of the Internal Revenue Code. The 401(k) Plan provides for a matching contribution of forty cents ($0.40) for each one dollar ($1.00) of a participant's contribution to the 401(k) Plan, not to exceed 3 percent of his or her annual compensation (which includes commissions, overtime and bonuses). A participant's voluntary pretax salary deferrals made under the 401(k) Plan are in lieu of payment of compensation to the participant. The amounts shown in this column represent the Company match for the Named Executives.

(3)
Includes a bonus of $2,407,323 pursuant to Mr. Lane's employment agreement plus an additional bonus of $852,125 from the gain on settlement of claim of an antitrust allegation asserted against Brunswick Corporation by the American Boatbuilders Association (ABA), of which the Company's subsidiary, Chaparral Boats, Inc., is a member.

(4)
Each of Mr. R. Randall Rollins and Mr. Richard A. Hubbell became executive officers of the Company on February 28, 2001.

OPTION/SAR GRANTS IN FISCAL YEAR 2001

        The following table sets forth stock options granted in the fiscal year ending December 31, 2001 to each of the Company's Named Executives. Employees of the Company and its subsidiaries are eligible for stock option grants based on individual performance. The table sets forth the hypothetical gains that would exist for the options at the end of their ten-year term, assuming compound rates of stock appreciation of five percent and ten percent. The actual future value of the option will depend on the market value of the Company's Common Stock. All option exercise prices are based on the market price on the grant date.

	Individual Grants(1)
						Potential Realizable Value At Annual Rates of Stock Price Appreciation For Option Term (2)
			Percent Of Total Options Granted To Employees In Fiscal Year
	Number of Securities Underlying Options Granted(#)
				Exercise Or Base Price ($/Share)
Name					Expiration Date
						5%	10%
R. Randall Rollins	0		0	$0	0	$0	$0
Richard A. Hubbell	30,000	(3)	14.9	3.85	4/24/11	72,600	184,100
James A. Lane, Jr.	0		0	0	0	0	0
(1)
Options were granted on April 24, 2001 at a price of $3.85 per share. No Stock Appreciation Rights were granted to the Named Executives during 2001.

(2)
These amounts, based on assumed appreciation rates of five percent and 10 percent as prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price. These numbers do not take into account certain provisions of options providing for termination of the option following termination of employment, nontransferability or phased-in vesting. The Company did not use an alternative formula for a grant date valuation as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Future compensation resulting from option grants is based solely on the performance of the Company's stock price.

(3)
These Incentive Stock Options vest and become exercisable ratably over five years and expire after 10 years.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2001 AND YEAR-END
OPTION/SAR VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs At FY-End($)(1) Exercisable/Unexercisable
R. Randall Rollins	0	0	0/0	0/0
Richard A. Hubbell	0	0	234,898/132,577	716,607/295,833
James A. Lane, Jr.	0	0	0/0	0/0
(1)
Based on the closing price of Company Common Stock on the American Stock Exchange on December 31, 2001 of $4.45 per share.

REPORTS OF THE AUDIT, COMPENSATION AND EXECUTIVE COMMITTEES AND
PERFORMANCE GRAPH

        Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other Company filings, including this Proxy Statement, in whole or in part, the following Report of the Audit Committee, Report of the Compensation Committee and Executive Committee on Executive Compensation and the Performance Graph included herein shall not be incorporated by reference into any such filings.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors is established pursuant to the Company's Bylaws and the Audit Committee Charter adopted by the Board of Directors on February 27, 2001. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

        Each member of the Audit Committee is independent in the judgment of the Company's Board of Directors and as required by the listing standards of the American Stock Exchange.

        The Audit Committee of the Board of Directors of the Company has reviewed and discussed the consolidated financial statements of the Company and its subsidiaries to be set forth in the Company's 2001 Annual Report to stockholders and at Item 8 of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, with management of the Company and Arthur Andersen LLP, independent public accountants for the Company.

        The Audit Committee has discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees," as amended, which includes, among other items, matters relating to the conduct of an audit of the Company's financial statements.

        The Audit Committee has received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No.1, "Independence Discussions with Audit Committees" and has discussed with Arthur Andersen LLP its independence from the Company.

        Based on the review and discussions with management of the Company and Arthur Andersen LLP referred to above, the Audit Committee has recommended to the Board of Directors that the Company publish the consolidated financial statements of the Company and subsidiaries for the year ended December 31, 2001 in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and in the Company's 2001 Annual Report to Stockholders.

        It is not the duty of the Audit Committee to plan or conduct audits or determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Company's independent public accountants. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles (management relies in part on a business ethics questionnaire completed by all supervisory personnel) and (ii) the report of the Company's independent auditors with respect to such financial statements.

        Submitted by the members of the Audit Committee of the Board of Directors.

                      AUDIT COMMITTEE
                      Henry B. Tippie, Chairman
                      Wilton Looney
                      James B. Williams

REPORT OF THE COMPENSATION COMMITTEE AND EXECUTIVE COMMITTEE ON EXECUTIVE COMPENSATION

Overview

        During the fiscal year 2001, the members of the Compensation Committee of the Board of Directors held primary responsibility for determining the compensation for R. Randall Rollins, Chairman of the Board, and the stock based incentives for all the Named Executives. The Executive Committee held responsibility for determining the compensation of Richard A. Hubbell, President and Chief Executive Officer, and administering the compensation of the other Named Executive in accordance with the Performance-Based Compensation Agreement. The Compensation Committee is comprised of outside directors who are not eligible to participate in the Company's compensation plans.

        The Company is engaged in a highly competitive industry. The actions of the executive officers have a profound impact on the short-term and long-term profitability of the Company; therefore, the design of the executive officer compensation package is very important. In order to retain key employees, the Company has an executive compensation package that is driven by an increase in shareholder value, the overall performance of the Company, and the individual performance of the executive. The measures of the Company's performance include net sales and net income.

        Pursuant to the above compensation philosophy, the three main components of the executive compensation package are base salary, cash based incentive plans, and stock based incentive plans.

        In connection with the spin-off of the Company in February 2001 from RPC, Inc., initial compensation packages were established for the Chairman of the Board by the Compensation Committee and for the Chief Executive Officer by the Executive Committee based on evaluation of the responsibilities of these executive officers. The Committees considered, among other things, that the Chairman of the Board and the Chief Executive Officer are employees of both the Company and RPC, Inc. and are paid compensation directly from the Company and RPC, Inc. The Chief Executive Officer does not consult with the Executive Committee when his compensation is discussed.

Base Salary

        The factors subjectively used in determining base salary include the recent profit performance of the Company, the magnitude of responsibilities, the scope of the position, individual performance, and the salary received by peers in similar positions in the same geographic area. These factors are not used in any specific formula or weighting. The salaries of the Named Executives are reviewed annually.

Cash Based Incentive Plans

        The annual cash based incentive compensation package for the other Named Executives is developed by the Chairman of the Board of the Company prior to the end of each fiscal year. It is based upon performance objectives for the ensuing fiscal year. The Named Executives participate in a variety of individualized performance bonus plans designed to encourage achievement of short-term objectives. These plans all have payouts subjectively based on net income, budget objectives, and other individual specific performance objectives. The specific performance objectives relate to each executive improving the contribution of his functional area of responsibility to further enhance the earnings of the Company. The performance objectives and incentive package are then reviewed by the Executive Committee and either accepted, amended, or modified. The Chief Executive Officer does not consult with the Executive Committee when his compensation is determined.

        One of the Named Executives, James A. Lane, Jr. has an employment agreement with the Company that was first entered into by RPC as part of its acquisition of Chaparral Boats, Inc. on November 4, 1986. Under this agreement, Mr. Lane receives an annual cash incentive bonus of

10 percent of pretax profit, as defined, of Chaparral Boats, Inc. This incentive payment was approximately 97 percent of the total cash compensation paid to this executive in 2001. During 2001, Mr. Lane received in excess of $1 million in aggregate compensation (the maximum amount for which an employer may claim a compensation deduction, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, unless certain performance related compensation exemptions are met, during any one fiscal year.) RPC obtained stockholder approval of this agreement at the April 25, 1995 Stockholders' meeting for the performance related compensation exemption. As a result of the spin-off, the Company is seeking stockholder approval of this agreement at the April 23, 2002 Stockholders' Meeting in order to qualify for the performance related compensation exemption. See "Item 2—Proposal To Approve Performance-Based Compensation Agreement" for a description of this plan.

Stock Based Incentive Plans

        Awards under the Company's 2001 Employee Stock Incentive Plan are purely discretionary, and are not based on any specific formula and may or may not be granted in any given fiscal year. Grants are made under the Plan, and the Plan is administered by, non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. When considering the grant of stock options, the Compensation Committee gives consideration to the overall performance of the Company and the performance of individual employees. In general, these grants were based upon the scope of the position and performance of this individual.

        Except for the one Named Executive, the Compensation and Executive Committees currently believe that option grants under the Company's 2001 Employee Stock Incentive Plan will be exempt for purposes of determining the $1 million deductibility limit of Section 162(m) of the Internal Revenue Code of 1986, as amended. As a result, the Committees consider it unlikely that any participant in the Company's stock plans will, in the foreseeable future, receive in excess of $1 million in aggregate compensation (the maximum amount for which an employer may claim a compensation deduction unless certain performance related compensation exemptions are met) during any fiscal year, and has therefore determined that since the exemption requirement does not apply, the Company will not change its various compensation plans, or otherwise meet the requirements of such exemption, at this time in order to exempt other types of compensation under section 162(m).

Chief Executive Officer Compensation

        The Chief Executive Officer's compensation is determined by the Executive Committee. For fiscal year 2001, the cash compensation of Richard A. Hubbell, President and Chief Executive Officer, was $158,333, none of which was cash based incentive compensation. The Chief Executive Officer's compensation is based upon the long-term growth in net income, stockholder value improvements and the Chief Executive Officer's individual performance. The decision of the Committee is subjective and is not based upon any specific formula or guidelines. On April 24, 2001, the Chief Executive Officer was granted a total of 30,000 stock options priced at $3.85 per share which represented the fair market value of the common stock on that date. The Chief Executive Officer does not consult with the Executive Committee when his compensation is determined. No member of the Compensation Committee participates in any Company incentive program.

                      COMPENSATION COMMITTEE
                      Henry B. Tippie, Chairman
                      Wilton Looney
                      James B. Williams
                      EXECUTIVE COMMITTEE
                      R. Randall Rollins
                      Gary W. Rollins
                      Richard A. Hubbell

COMMON STOCK PERFORMANCE

        As part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires a 5-year comparison of the cumulative total stockholder return based on the performance of the stock of the Company, assuming dividend reinvestment, as compared with both a broad equity market index and an industry or peer group index. However, if the Company's stock has traded for a shorter period of time, the period covered by the comparison may correspond to that time period. The indices included in the following graph are the S & P 600 Small Cap Index and a peer group which includes companies that are considered peers of the Company. The companies included in the peer group have been weighted according to each respective issuer's stock market capitalization at the beginning of each year. The companies are Brunswick Corporation, MarineMax, Inc., and Travis Boats and Motors, Inc. The graph below assumes the value of $100.00 invested on February 28, 2001.

COMPARISON OF CUMULATIVE TOTAL RETURN *

*
Assumes reinvestment of dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Effective February 28, 2001, RPC, Inc. began providing certain administrative services to the Company. The service agreements between RPC and the Company provide for the provision of services on a cost reimbursement basis and are terminable on six months notice. The services covered by these agreements include administration of certain employee benefit programs and other administrative services. Charges from RPC, Inc. (or from corporations which are subsidiaries of RPC, Inc.) for such services aggregated approximately $868,000 in 2001.

BENEFIT PLANS

        The Company's Retirement Income Plan, effective March 1, 2001, is a trusteed defined benefit pension plan. The amounts shown on the following table are those annual benefits payable for life on retirement at age 65. The amounts computed in the following table assume: (a) that the participant remains in the service of the Company until his normal retirement date at age 65; (b) that the participant's earnings continue at the same rate as paid in the fiscal year ended December 31, 2001 during the remainder of his service until age 65; (c) that the normal form of benefit is a single-life annuity, and (d) that the Plan continues without substantial modification. The column entitled remuneration represents all compensation in the Summary Compensation Table included herein.

PENSION PLAN TABLE

	Years of Service
Remuneration	15	20	25	30	35
$100,000	$22,500	$30,000	$37,500	$45,000	$45,000
200,000	45,000	60,000	75,000	90,000	90,000
300,000	67,500	90,000	112,500	135,000	135,000
400,000	90,000	120,000	150,000	180,000	180,000
500,000	112,500	150,000	187,500	225,000	225,000
600,000	135,000	180,000	225,000	270,000	270,000
700,000	157,500	210,000	262,500	315,000	315,000
800,000	180,000	240,000	300,000	360,000	360,000
900,000	202,500	270,000	337,500	405,000	405,000
1,000,000	225,000	300,000	375,000	450,000	450,000

        The above table does not reflect the Plan offset for Social Security average earnings, the maximum benefit limitations under Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), or the maximum compensation limitation under Section 401(a)(17) of the Code.

        Retirement income benefits are based on the average of the employee's compensation from the Company for the five consecutive complete calendar years of highest compensation during the last ten consecutive complete calendar years ("final average compensation") immediately preceding the employee's retirement date or, if earlier, the date of his termination of employment. All full-time corporate employees of the Company and its subsidiaries (other than employees subject to collective bargaining agreements) are eligible to participate in the Retirement Income Plan after completing 1 year of service as an employee. The benefit formula is 1 1/2 percent of final average compensation less 3/4 of 1 percent (0.75%) of final average FICA earnings multiplied by years of service (maximum 30 years). The Plan also provides reduced early retirement benefits under certain conditions. In accordance with the Code, the maximum annual benefit that could be payable to a Retirement Income Plan beneficiary in 2001 was $140,000. However, this limitation does not affect previously accrued benefits of those individuals who became entitled to benefits in excess of $140,000 prior to the effective date of the applicable provisions of the Tax Equity and Fiscal Responsibility Act of 1982 and the Tax Reform Act of 1986. In accordance with the Code (as amended by the Omnibus Budget Reconciliation Act of 1993), the maximum compensation recognized by the Retirement Income Plan was $170,000 in 2001. Retirement benefits accrued at the end of any calendar year will not be reduced by any subsequent changes in the maximum compensation limit. Mr. R. Randall Rollins and Mr. Richard A. Hubbell are participants in the RPC, Inc. Retirement Income Plan, and therefore, are not permitted by ERISA to also participate in the Marine Products Retirement Income Plan. Mr. Lane has one year of credited service in the Marine Products Retirement Income Plan while his 13 years of credited service prior to the spin-off is an obligation of the RPC, Inc Retirement Plan.

        Effective February 28, 2001, the Company began participating in a defined contribution 401(k) plan sponsored by RPC, Inc., that is available to substantially all full-time employees with more than six months of service. The only form of benefit payment under the 401(k) Plan is a single lump-sum payment equal to the vested balance in the participant's account on the date the distribution is processed. Under the 401(k) Plan, the full amount of a participant's vested accrued benefit is payable upon his termination of employment, retirement, total and permanent disability, or death. Also under the 401(k) Plan, the pre-tax account is payable upon attainment of age 59 1/2 or in the event of certain specified instances of financial hardship. Amounts contributed by the Company to the accounts of the Named Executives for 2001 under this plan are reported in the "All Other Compensation" column of the Summary Compensation Table included herein.

        Subsequent to year-end, the Company's Board of Directors approved a resolution to cease all future retirement benefit accruals under the Retirement Income Plan effective March 31, 2002, and increase the matching contribution to fifty cents ($0.50) for each dollar ($1.00) of a participant's contribution to the 401(k) plan, not to exceed 6 percent of his or her annual compensation. In addition, the Company will be providing additional benefits to longer serviced employees that will vest over a five year period beginning in 2002. The amount to be contributed for the Named Executives, if any, has not been determined.

ITEM 2—PROPOSAL TO APPROVE PERFORMANCE-BASED COMPENSATION AGREEMENT

        On January 1, 2001, Chaparral Boats, Inc. ("Chaparral"), a wholly-owned subsidiary of the Company, entered into a compensation agreement with James A. Lane, Jr. that was a continuation of an agreement first entered into between RPC, Inc. and Mr. Lane as part of RPC, Inc.'s acquisition of Chaparral on November 4, 1986. This agreement provides that Mr. Lane shall serve as Chaparral's President, Chief Executive Officer, Chief Financial Officer and Treasurer until November 2007, unless earlier terminated or amended. Under this agreement, Mr. Lane receives a base salary of $67,841 per year paid in approximately equal weekly installments in arrears and an annual incentive cash bonus of ten percent (10%) of pre-tax profits, as therein defined, of Chaparral. The pre-tax profits for each fiscal year, or part thereof, during the term of this agreement shall be estimated at the end of each calendar month and an advance payment of the amount of the estimated incentive cash bonus which has been earned during such fiscal year (less previous advances) will be paid to Mr. Lane following such determination and prior to the end of the next following month. The definitive amount of the incentive cash bonus will be determined by certified public accountants in connection with their examination of the financial statements of Marine Products for each fiscal year during the term of this agreement, which determination shall be final and binding on Mr. Lane and Marine Products. Following such determination, Marine Products will pay Mr. Lane any additional incentive cash bonus due him, or Mr. Lane shall reimburse Marine Products for any over-payments, of the incentive cash bonus, as the case may be.

        It is expected that total compensation to Mr. Lane, including amounts paid under this agreement, will exceed $1 million during one or more years of the agreement.

        During 1993, the Internal Revenue Code was amended with respect to the tax deductibility of executive compensation. Under these amendments, publicly-held companies such as the Company may not deduct compensation paid to certain executive officers to the extent that such compensation exceeds $1 million in any one year. The regulations provide an exception for "performance-based" compensation.

        Compensation payments will be treated as performance-based compensation for these purposes if: (1) such payments are made solely on account of the attainment of one or more preestablished objective performance goals; (2) the performance goals under which the payments are to be made are established by a committee comprised solely of two or more outside directors; (3) such compensation committee certifies in writing prior to payment of the bonus that the performance goals and any other material terms of payment were, in fact, satisfied; and (4) the material terms of the performance goals under which the payments are to be made are disclosed to shareholders and approved by a vote of a majority of the Company's outstanding voting shares.

        The first three of these requirements will be met in connection with the above-described compensation agreement. Thus, the only remaining requirement that must be met before the Company would be able to deduct the full amount of incentive bonus payments for tax purposes is for the Company to obtain shareholder approval of the material terms of agreement with Mr. Lane. Mr. Lane has agreed that if the stockholders do not approve this proposal, the agreement shall be null and void and the Company shall have no obligation thereunder. The Board believes that if this agreement is not approved, the Company could lose the services of Mr. Lane, which could have a material adverse impact on the Company's performance.

        Accordingly, the Board submits the following resolution for shareholder approval:

        RESOLVED, that the agreement described above between the Company and Mr. Lane is hereby authorized, ratified and approved.

        The board of directors recommends a vote "FOR" approval of this proposal.

INDEPENDENT PUBLIC ACCOUNTANTS

        Arthur Andersen LLP served as the Company's auditors for the fiscal year ended December 31, 2001. In addition to performing the audit of the Company's consolidated financial statements, Arthur Andersen provided various other services during 2001. The aggregate fees billed for 2001 for each of the following categories of services are set forth below:

Audit and quarterly reviews	$74,000
All other services	$28,000

        Arthur Andersen did not provide any services related to financial information systems design and implementation during 2001. All other services include:

  1.
  Tax planning and preparation of tax returns of the Company

  2.
  Assistance with a registration statement filing

        For the year ended December 31, 2001 the Company's Audit Committee has considered and determined that the provision of non-audit services is compatible with maintaining auditor independence.

        As is its policy, upon the recommendation of the Audit Committee, the Board of Directors shall select a firm of independent public accountants for fiscal 2002. It is anticipated that a representative of Arthur Andersen LLP will be present at the Annual Meeting to answer questions and make a statement should such representative so desire.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The Company has completed a review of Forms 3, 4, and 5 and amendments thereto furnished to the Company by all Directors, Officers subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended. In addition, the Company has a written representation from all Directors, Officers and greater than 10 percent stockholders from whom no Form 5 was received (except for FMR Corporation), indicating that no Form 5 filing was required. Based solely on this review, the Company believes that filing requirements of such persons under Section 16 for the fiscal year ended December 31, 2001 have been satisfied.

STOCKHOLDER PROPOSALS

        Appropriate proposals of stockholders intended to be presented at the Company's 2003 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be received by the Company by November 22, 2002 for inclusion in its Proxy Statement and form of proxy relating to that meeting. With respect to the Company's annual meeting of the stockholders to be held in 2003, all stockholder proposals submitted outside of the stockholder proposal rules contained in Rule 14a-8 promulgated under the Exchange Act must be received by the Company by February 5, 2003 in order to be considered timely. With regard to such stockholder proposals, if the date of the next annual meeting of stockholders is advanced or delayed by more than 30 calendar days from April 23, 2003, the Company will, in a timely manner, inform stockholders of the change and the date by which proposals must be received.

MISCELLANEOUS

        The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 is being mailed to stockholders with this proxy statement.

        Management knows of no business other than the matters set forth herein which will be presented at the Annual Meeting. In as much as matters not known at this time may come before the Annual Meeting, the enclosed proxy confers discretionary authority with respect to such matters as may properly come before the Annual Meeting; and it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.

                        BY ORDER OF THE BOARD OF DIRECTORS

                        Linda H. Graham, Secretary

Atlanta, Georgia
March 18, 2002

APPENDIX A
AUDIT COMMITTEE CHARTER

Audit Committee Charter
of
Marine Products Corporation

PURPOSE

        The primary purpose of the Audit Committee (the "Committee") is to assist the Company's Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including (by overseeing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof) the Company's systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements.

        In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Committee is authorized to retain outside counsel, auditors or other experts and professionals for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

MEMBERSHIP

        The Committee shall be comprised of not fewer than three members of the Board, and the Committee's composition shall meet all requirements of the Audit Committee Policy of the American Stock Exchange.

        Accordingly, all of the members must be directors:

  •
  Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

  •
  Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee must have accounting or related financial management expertise.

KEY RESPONSIBILITIES

        The Committee's job is one of oversight and it recognizes that the Company's management members are responsible for the preparation of the Company's financial statements. Consequently, in discharging its oversight responsibilities, the Committee is not providing any expertise or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

        The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate under the circumstances.

  •
  The Committee shall review with management and the outside Company's auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61. The management review shall include consultation with the Company's counsel relative to legal matters that could have a significant impact on the Company's financial statements.

  •
  As a whole, or through the Committee chair, the Committee shall review with the outside auditors the Company's interim financial results to be included in the Company's Quarterly Reports on Form 10-Q to be filed with the Commission and the matters required to be discussed by SAS No. 61. Such review shall occur prior to the filing of the Company's Quarterly Reports on Form 10-Q.

•
The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company's internal controls.

•
The Committee shall:

•
Request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1;

•
Discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor's independence; and

•
Recommend that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence.

•
The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the outside auditor.

•
The Committee shall review the adequacy of this Charter on an annual basis.

Marine Products Corporation
Proxy Solicited by the Board of Directors of Marine Products Corporation
for Annual Meeting of Stockholders on Tuesday, April 23, 2002, 9:00 A.M.

        The undersigned hereby constitutes and appoints GARY W. ROLLINS and R. RANDALL ROLLINS, and each of them, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 23, 2002, at 9:00 A.M. at 2170 Piedmont Road, NE, Atlanta, Georgia, or any adjournment thereof.

        The undersigned acknowledges receipt of Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 18, 2002, grants authority to said proxies, or either of them, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting and hereby ratifies and confirms all that said proxies or their substitutes may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies, or either of them, to vote as follows:

1.	☐	FOR R. Randall Rollins, Henry B. Tippie and James B. Williams, as Class I Directors except as indicated below	☐	ABSTAIN from voting for the election of all Class I nominees

INSTRUCTIONS: To refrain from voting for any individual nominee, write that nominee's name in the space provided below:

2.
TO CONSIDER A PROPOSAL TO APPROVE THE PERFORMANCE-BASED COMPENSATION AGREEMENT.
3.
ON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

(over)

  MARINE PRODUCTS CORPORATION

ALL PROXIES SIGNED AND RETURNED WILL BE VOTED OR NOT VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS, BUT THOSE WITH NO CHOICE WILL BE VOTED "FOR" THE ABOVE-NAMED NOMINEES FOR DIRECTOR AND "FOR" APPROVAL OF THE PERFORMANCE-BASED COMPENSATION AGREEMENT. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

PROXY Please sign below, date and return promptly.

Signature
Dated:	, 2002

(Signature should conform to name and title stenciled hereon. Executors, administrators, trustees, guardians and attorneys should add their title upon signing)

NO POSTAGE REQUIRED IF THIS PROXY IS RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE UNITED STATES.

QuickLinks

PROXY STATEMENT
SOLICITATION OF AND POWER TO REVOKE PROXY
CAPITAL STOCK
ELECTION OF DIRECTORS
BOARD OF DIRECTORS COMPENSATION, COMMITTEES AND MEETINGS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN FISCAL YEAR 2001
AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2001 AND YEAR-END OPTION/SAR VALUES
REPORTS OF THE AUDIT, COMPENSATION AND EXECUTIVE COMMITTEES AND PERFORMANCE GRAPH
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE AND EXECUTIVE COMMITTEE ON EXECUTIVE COMPENSATION
COMMON STOCK PERFORMANCE
COMPARISON OF CUMULATIVE TOTAL RETURN
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
BENEFIT PLANS
PENSION PLAN TABLE
INDEPENDENT PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS
MISCELLANEOUS